EXHIBIT 99.1

Cleco Corporation reports full-year 2012 operational earnings of $2.46 per share.

•	Sustainable cost management efforts helped offset below normal 2012 weather

•	Demonstrated growth through long-term regulated wholesale contract with Dixie Electric Membership Corporation (DEMCO)

•	Additional wholesale load justified adding generating capacity at Cleco Power with Coughlin Power Station selected as low-cost option

•	2013 operational earnings guidance affirmed at $2.45 to $2.55 per diluted share

PINEVILLE, LA., Feb. 19, 2013 - Cleco Corporation (NYSE:CNL) posted 2012 earnings of $163.6 million, or $2.70 per diluted share, down $32.1 million from the $195.7 million recorded in 2011. Fourth-quarter earnings were $23.1 million or $0.38 per diluted share, down $7.5 million from the $30.6 million recorded in the fourth quarter of 2011. Operational earnings for 2012, which exclude the Acadia Units 1 and 2 indemnifications and other nonoperational gains, were $149.1 million, or $2.46 per diluted share, while operational earnings for 2011 were $152.9 million or $2.51 per diluted share, which excludes the gains on the Acadia Unit 2 transaction and other nonoperational gains.

“Our full-year operational earnings of $2.46 are at the top of our final 2012 guidance range of $2.40 to $2.46 per share. We achieved this despite less than favorable weather through our focus on low-cost and reliable operations of our regulated utility business,” said Bruce Williamson, president and CEO of Cleco Corporation. “During 2012, we focused the company on driving down many areas of our cost structure while maintaining operational reliability. In addition to our sustainable cost management program, we resolved a number of legacy tax issues in a positive fashion for our shareholders and customers.

“In addition to delivering solid earnings per share, we positioned the company for the future through a number of strategic initiatives. These include advancing our utility’s wholesale growth strategy with the signing of our largest ever long-term full-requirements wholesale power agreement with DEMCO. We continued the path to winding down our Cleco Midstream business with the announcement that Coughlin Power Station was the winning bidder in Cleco Power’s 2012 request for proposals for additional generation capacity,” said Williamson. “In 2012, we also completed our transmission project in south Louisiana and settled our Federal Energy Regulatory Commission (FERC) transmission rate case. In addition, we used our strong cash flow to self-fund system improvement projects and environmental upgrades to our plants to help keep our fleet out in front of our competitors as our industry faces stricter environmental mandates.

“As we head into 2013, we are focused on three main areas,” said Williamson.

•	“We will continue to deliver competitive, reliable energy to our customers by maintaining focus on our cost structure.

•
We will work closely with the Louisiana Public Service Commission on the transfer of Coughlin into Cleco Power and on several other regulatory issues that will provide certainty for our investors and customers.

•
We will seek additional long-term wholesale contracts modeled on the DEMCO contract, which includes capacity, energy and services and allows progressive municipalities and cooperatives to drive economic growth through stable electric rates.”

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Cleco Corporation

Earnings Guidance:

Cleco is affirming its 2013 consolidated operational earnings in the range of $2.45 to $2.55 per diluted share. This estimate assumes normal weather for the year and an estimated consolidated tax rate of 32 percent. The guidance range excludes adjustments related to life insurance policies and expiring indemnifications. Please refer to “Operational Earnings Adjustments” in this news release for a description of these adjustments.

Financial Highlights:

Fourth Quarter 2012

•
Cleco reports fourth-quarter GAAP earnings applicable to common stock of $23.1 million, or $0.38 per diluted share, compared to $30.6 million, or $0.51 per diluted share for the fourth quarter of 2011.

Year-to-Date 2012

•	Cleco reports GAAP earnings applicable to common stock for 2012 of $163.6 million, or $2.70 per diluted share, compared to $195.7 million, or $3.22 per diluted share for 2011.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Dec. 31		For the year ended Dec. 31
Subsidiary	2012	2011	2012	2011
Cleco Power LLC	$0.41	$0.39	$2.42	$2.34
Cleco Midstream Resources LLC	(0.05)	0.06	(0.07)	0.05
Corporate and Other[1]	—	—	0.11	0.12
Operational diluted earnings per share (Non-GAAP)	0.36	0.45	2.46	2.51
Adjustments[2]	0.02	0.06	0.24	0.71
Diluted earnings per share applicable to common stock	$0.38	$0.51	$2.70	$3.22

GAAP refers to United States generally accepted accounting principles.

1 Includes dividends and redemption costs on preferred stock
2 Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corporation

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.45	2011 fourth-quarter operational diluted earnings per share

0.05	Non-fuel revenue
0.02	Rate refund accrual
(0.04)	Other expenses, net
0.03	Interest charges
0.02	AFUDC (allowance for funds used during construction)
(0.06)	Income taxes
$0.02	Cleco Power results

(0.11)	Cleco Midstream results

—	Corporate and Other results

$0.36	2012 fourth-quarter operational diluted earnings per share

0.02	Adjustments[1]

$0.38	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Higher non-fuel revenue increased earnings by $0.05 per share compared to the fourth quarter of 2011 primarily due to $0.06 per share of higher base revenue due to an annual base rate adjustment related to the formula rate plan, favorable weather, and higher commercial sales. This amount was partially offset by $0.01 per share of lower other net miscellaneous revenue.

•	Lower rate refund accrual increased earnings by $0.02 per share compared to the fourth quarter of 2011 primarily due to a change in estimated accruals.

•
Higher other expenses, net, decreased earnings by $0.04 per share compared to the fourth quarter of 2011 primarily due to $0.03 per share of higher depreciation and amortization expense and $0.01 per share of higher net other miscellaneous expenses.

•
Lower interest charges increased earnings by $0.03 per share compared to the fourth quarter of 2011 primarily due to $0.03 per share related to uncertain tax positions, $0.01 per share related to reacquired debt in October and December 2011, and $0.01 per share related to the retirement of pollution control bonds in January and May 2012. The issuance of private placement notes in December 2011 and May 2012 partially offset these amounts by $0.02 per share.

•
Higher AFUDC increased earnings by $0.02 per share compared to the fourth quarter of 2011 primarily due to higher AFUDC related to the advanced metering infrastructure project and miscellaneous transmission projects.

•
Higher income taxes decreased earnings by $0.06 per share compared to the fourth quarter of 2011 primarily due to $0.04 per share for the loss of state tax benefits related to tax credits and other state attributes and $0.02 per share related to the absence of the settlement of the 2001 through 2003 IRS audit.

Cleco Midstream Resources

•
Midstream’s results decreased earnings by $0.11 per share compared to the fourth quarter of 2011 primarily due to $0.12 per share related to the absence of the settlement of the 2001 through 2003 IRS audit, partially offset by $0.01 per share of lower other miscellaneous expenses.

For a discussion of other transactions affecting Cleco Midstream’s results, please refer to “Operational Earnings Adjustments - Acadia Units 1 and 2 Indemnifications” below.

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Cleco Corporation

Corporate and Other

•	Higher interest charges decreased earnings by $0.01 per share compared to the fourth quarter of 2011 primarily due to higher amounts related to uncertain tax positions.

•
Lower income taxes increased earnings by $0.01 per share compared to the fourth quarter of 2011 as a result of $0.02 per share for the loss of state tax benefits related to tax credits and other state attributes, and $0.01 per share for tax returns filed, partially offset by $0.01 per share related to the absence of the settlement of the 2001 through 2003 IRS audit, and $0.01 per share for tax credits.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$2.51	Year ended Dec. 31, 2011, operational diluted earnings per share

(0.08)	Non-fuel revenue
0.06	Rate refund accrual
(0.12)	Other expenses, net
0.16	Interest charges
0.03	AFUDC (allowance for funds used during construction)
0.03	Income taxes
$0.08	Cleco Power results

(0.12)	Cleco Midstream results

(0.01)	Corporate and Other results

$2.46	Year ended Dec. 31, 2012, operational diluted earnings per share

0.24	Adjustments[1]

$2.70	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Lower non-fuel revenue decreased earnings by $0.08 per share compared to 2011 primarily due to $0.09 per share relating to milder weather, $0.06 per share from lower mineral lease payments, and $0.05 per share from the absence of a gain on the sale of Cleco Power’s fuel oil inventory. These amounts were partially offset by $0.11 per share from an annual base rate adjustment related to the formula rate plan and $0.01 per share of higher other miscellaneous revenue.

•	Lower rate refund accrual increased earnings by $0.06 per share compared to 2011 primarily due to a change in estimated accruals.

•
Higher other expenses, net, decreased earnings by $0.12 per share compared to 2011 primarily due to $0.10 per share of higher depreciation and amortization expense, $0.07 per share of higher net non-recoverable wholesale power purchases and other capacity charges, and $0.02 per share of higher other taxes, primarily due to property taxes. These amounts were partially offset by $0.05 per share of lower other operations and maintenance expenses, and $0.02 per share of higher royalty income.

•
Lower interest charges increased earnings by $0.16 per share compared to 2011 primarily due to $0.12 per share related to uncertain tax positions, $0.08 per share related to reacquired debt in October and December 2011, and $0.03 per share related to the retirement of pollution control bonds in January and May 2012. Partially offsetting these amounts were $0.07 per share related to the issuance of private placement notes in December 2011 and May 2012.

•
Higher AFUDC increased earnings by $0.03 per share compared to 2011 primarily due to higher AFUDC accruals related to the advanced metering infrastructure project and miscellaneous transmission projects.

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Cleco Corporation

•
Lower income taxes increased earnings by $0.03 per share compared to 2011 primarily due to $0.04 per share for tax returns filed, $0.03 per share for the settlement of legacy tax issues, and $0.03 per share for tax credits. These amounts were partially offset by $0.03 per share for the loss of state tax benefits related to tax credits and other state attributes, $0.02 per share related to the absence of the settlement of the 2001 through 2003 IRS audit, and $0.02 per share related to the absence in 2012 of the valuation allowance reversal in 2011.

Cleco Midstream Resources

•
Midstream’s results decreased earnings by $0.12 per share compared to 2011 primarily due to $0.12 from the absence of the settlement of the 2001 through 2003 IRS audit and $0.07 per share of higher operating and maintenance expenses. These amounts were partially offset by $0.07 per share of higher tolling revenue.

For a discussion of other transactions affecting Cleco Midstream’s results, please refer to “Operational Earnings Adjustments - Gain from Acadia Unit 2 Transaction and Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•
Higher income taxes decreased earnings by $0.01 per share compared to 2011 primarily due to $0.06 per share for tax returns filed and $0.01 per share related to the absence of the settlement of the 2001 through 2003 IRS audit. These amounts were partially offset by $0.06 per share for tax credits.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational diluted earnings per share as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Dec. 31		For the year ended Dec. 31
	2012	2011	2012	2011
Operational diluted earnings per share	$0.36	$0.45	$2.46	$2.51
Life insurance policies	—	0.06	0.02	0.06
Gain on Acadia Unit 2 transaction	—	—	—	0.63
Acadia Unit 1 indemnifications	—	—	0.08	0.02
Acadia Unit 2 indemnifications	0.02	—	0.14	—
Reported GAAP diluted earnings per share applicable to common stock	$0.38	$0.51	$2.70	$3.22

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

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Cleco Corporation

Gain from Acadia Unit 2 Transaction

On April 29, 2011, the disposition of Acadia Unit 2 and half of Acadia Power Station’s common facilities was completed resulting in the recognition of a gain of $0.63 per share for 2011. Because this is a one-time gain, management does not consider this adjustment to be a component of operational earnings.

Acadia Units 1 and 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Cleco Power and Entergy Louisiana when they acquired Acadia Units 1 and 2 in February 2010 and April 2011, respectively. Acadia Power Partners, LLC and Acadia Power Holdings will reduce the indemnification liabilities either through expiration of the contractual life or through changes in the probability of a claim arising. During the fourth quarter of 2012, the contractual expiration of the underlying indemnifications increased earnings by $0.02 per share. The resulting adjustment for this item had no impact for the fourth quarter of 2011. During the year ended December 31, 2012 and 2011, the contractual expiration of the underlying indemnifications increased earnings $0.22 per share and $0.02 per share, respectively.

Cleco management will discuss the company’s fourth-quarter 2012 results during a conference call scheduled for 7:30 a.m. Central time (8:30 a.m. Eastern time) Wednesday, February 20, 2013. The call will be webcast live on the Internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q4 2012 Cleco Corporation Earnings Conference Call.”

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K. Actual results may differ materially from those indicated in such forward-looking statements.

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 9 generating units with a total nameplate capacity of 2,565 megawatts and serves approximately 283,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
(318) 484-7642

Media Contact:
Robbyn Cooper
(318) 484-7136

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Cleco Corporation

	For the three months ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2012	2011	Change	2012	2011	Change
Electric Sales
Residential	790	772	2.3%	$61,884	$58,404	6.0%
Commercial	634	613	3.4%	44,884	42,652	5.2%
Industrial	601	596	0.8%	22,457	21,642	3.8%
Other retail	32	32	—%	2,472	2,331	6.0%
Surcharge	—	—	—	2,333	3,161	(26.2)%
Other	—	—	—	(1,565)	(1,552)	(0.8)%
Total retail	2,057	2,013	2.2%	132,465	126,638	4.6%
Sales for resale	461	393	17.3%	11,813	11,200	5.5%
Unbilled	(54)	(49)	10.2%	(3,501)	(2,980)	(17.5)%
Total retail and wholesale customer sales	2,464	2,357	4.5%	$140,777	$134,858	4.4%

	For the year ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2012	2011	Change	2012	2011	Change
Electric Sales
Residential	3,624	3,877	(6.5)%	$281,378	$294,076	(4.3)%
Commercial	2,655	2,650	0.2%	181,093	179,786	0.7%
Industrial	2,311	2,366	(2.3)%	85,675	85,965	(0.3)%
Other retail	133	134	(0.7)%	9,908	9,815	0.9%
Surcharge	—	—	—	9,133	10,695	(14.6)%
Other	—	—	—	(6,252)	(6,426)	2.7%
Total retail	8,723	9,027	(3.4)%	560,935	573,911	(2.3)%
Sales for resale	1,934	1,888	2.4%	47,767	45,633	4.7%
Unbilled	(43)	(139)	69.1%	(2,125)	(14,520)	85.4%
Total retail and wholesale customer sales	10,614	10,776	(1.5)%	$606,577	$605,024	0.3%

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Dec. 31	2012	2011
Operating revenue
Electric operations	$223,393	$228,472
Tolling operations	—	2,868
Other operations	11,693	11,187
Gross operating revenue	235,086	242,527
Electric customer credits	(1,655)	(3,406)
Operating revenue, net	233,431	239,121
Operating expenses
Fuel used for electric generation	72,789	85,245
Power purchased for utility customers	9,065	9,872
Other operations	33,996	33,569
Maintenance	25,010	22,411
Depreciation	33,380	30,829
Taxes other than income taxes	9,317	7,587
Loss on sales of assets	108	959
Total operating expenses	183,665	190,472
Operating income	49,766	48,649
Interest income	183	97
Allowance for other funds used during construction	2,414	1,190
Equity loss from investees, before tax	(1)	—
Other income	4,894	5,584
Other expense	(1,976)	(2,785)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	21,777	(6,923)
Allowance for borrowed funds used during construction	(826)	(430)
Total interest charges	20,951	(7,353)
Income before income taxes	34,329	60,088
Federal and state income tax expense	11,217	29,445
Net income applicable to common stock	$23,112	$30,643

Average number of basic common shares outstanding	60,353,185	60,282,040
Average number of diluted common shares outstanding	60,625,139	60,557,515
Basic earnings per share
Net income applicable to common stock	$0.38	$0.51
Diluted earnings per share
Net income applicable to common stock	$0.38	$0.51
Cash dividends paid per share of common stock	$0.3375	$0.3125

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the year ended Dec. 31	2012	2011
Operating revenue
Electric operations	$944,169	$1,051,956
Tolling operations	—	19,004
Other operations	50,158	52,962
Affiliate revenue	—	202
Gross operating revenue	994,327	1,124,124
Electric customer credits	(630)	(6,811)
Operating revenue, net	993,697	1,117,313
Operating expenses
Fuel used for electric generation	280,553	383,254
Power purchased for utility customers	53,134	70,462
Other operations	120,898	123,849
Maintenance	86,488	82,076
Depreciation	132,407	122,578
Taxes other than income taxes	38,515	36,356
Loss on sales of assets	51	491
Total operating expenses	712,046	819,066
Operating income	281,651	298,247
Interest income	346	891
Allowance for other funds used during construction	6,711	4,947
Equity income from investees, before tax	—	62,050
Other income	29,117	8,914
Other expense	(4,694)	(5,646)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	86,448	72,445
Allowance for borrowed funds used during construction	(2,292)	(1,787)
Total interest charges	84,156	70,658
Income before income taxes	228,975	298,745
Federal and state income tax expense	65,327	102,897
Net income	163,648	195,848
Preferred dividends requirements	—	26
Preferred stock redemption costs	—	112
Net income applicable to common stock	$163,648	$195,710

Average number of basic common shares outstanding	60,370,588	60,488,740
Average number of diluted common shares outstanding	60,628,129	60,833,564
Basic earnings per share
Net income applicable to common stock	$2.71	$3.24
Diluted earnings per share
Net income applicable to common stock	$2.70	$3.22
Cash dividends paid per share of common stock	$1.30	$1.1225

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Dec. 31, 2012	At Dec. 31, 2011
Assets
Current assets
Cash and cash equivalents	$31,020	$93,576
Accounts receivable, net	77,034	79,864
Other current assets	339,284	283,345
Total current assets	447,338	456,785
Property, plant and equipment, net	3,009,461	2,893,899
Equity investment in investees	14,540	14,540
Prepayments, deferred charges and other	676,010	684,978
Total assets	$4,147,349	$4,050,202
Liabilities
Current liabilities
Long-term debt due within one year	$91,140	$26,099
Accounts payable	102,695	127,467
Other current liabilities	100,795	167,436
Total current liabilities	294,630	321,002
Deferred credits	1,096,248	972,287
Long-term debt, net	1,257,258	1,337,056
Total liabilities	2,648,136	2,630,345
Shareholders’ equity
Common shareholders’ equity	1,531,583	1,447,996
Accumulated other comprehensive loss	(32,370)	(28,139)
Total shareholders’ equity	1,499,213	1,419,857
Total liabilities and shareholders’ equity	$4,147,349	$4,050,202

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